 EXHIBIT 99.2

Inuvo, Inc. Third Quarter 2023 November 10, 2023

Operator Comments:

Good afternoon, and welcome to INUVO’s 2023 Third Quarter Conference Call. Today’s conference is being recorded. Ms. Natalya Rudman of Crescendo Communications, please go ahead.

Natalya Rudman (Investor Relations) Comments:

Thank you, operator, and good morning.

I’d like to thank everyone for joining us today for the INUVO third quarter 2023 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that as today is a federal holiday, we plan on filing our 10-Q with the Securities and Exchange Commission on Monday.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

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Inuvo, Inc. Third Quarter 2023 November 10, 2023

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO’s public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today’s discussion will include references to non-GAAP measures. The Company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today’s news release on our website.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Natalya and thanks, everyone for joining us today.

We are pleased to report that for the quarter ended September 30, 2023 Inuvo delivered the highest quarterly revenue in its history, growing 44% year-over-year and 48% sequentially to $24.6 million as compared to $17.1 million and $16.7 million for the prior periods, respectively.

We delivered roughly $32 thousand dollars of Adjusted EBITDA in the quarter following a $1.8 million dollar Adjusted EBITDA loss in the second quarter of 2023. On a cash flow basis, the company has been generating free cashflow for the last five months, averaging roughly $800 thousand per month or approximately 11% of average monthly revenue for that period. As we have leaned into our indirect channels in 2023, our gross margins have consequently increased to 91% in the third quarter of 2023.

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Inuvo, Inc. Third Quarter 2023 November 10, 2023

Our cash and cash equivalents position remains strong, measuring roughly $7 million at the end of September. Additionally, at the end of the quarter we had no debt and a $5 million unused borrowing facility. During the quarter, we resolved a dispute with a large advertising platform that was first disclosed in the second quarter of 2022. Wally will talk more about the quarter’s financial results in his section of the call.

Let me now turn to some of the operational highlights. As mentioned earlier and on previous calls this year, we leaned into our indirect channels at the beginning of 2023. As we have also described on previous calls, an indirect channel is one where we gain access to advertisers through that advertiser’s platform and/or its services providers.

We continue to see strong demand through this go-to-market channel as evidenced in the revenue mix change year-over-year between indirect and direct as disclosed within our financial statements. We have a number of potentially significant initiatives underway with a few of the larger clients within this indirect channel that we believe will continue to contribute to strong revenue growth into Q4 and 2024.

Our sales team was very active in the third quarter, adding roughly a dozen new advertisers to the roster across industries that include the non-profit sector, entertainment, oil & gas, consulting and retail. The sales team has narrowed its focus to the empowerment of mid-sized agencies through the incorporation of our technology and services. This strategy allows these agencies to better serve their clients with improved performance and differentiation while mitigating the current and future privacy risks associated with using consumer data. We currently have 21 total associates within our go-to-market team.

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Inuvo, Inc. Third Quarter 2023 November 10, 2023

Our awareness & marketing outreach activities have continued to increase throughout 2023 driven principally by our attendance at industry conferences and the increase in media coverage related to our proprietary artificial intelligence ad-targeting technology.

More specifically, we have seen an uptick in media coverage since March having appeared in various publications roughly 20 times. This has included well respected industry journals like Advertising Week, DigiDay and Media Post.

In the last four months, we have also announced enhancements to our Audience Discovery Portal, an enrichment to our Safari targeting capabilities and a significant augmentation of our AI generated client Dashboards.

Each one of these technological advancements represent never before delivered features and/or capabilities by any AdTech company and are the direct result of our proprietary large language, generative artificial intelligence.

At the end of Q2 we reported that we had delivered roughly 80 different campaigns in the year. As of the end of Q3, we are projecting to have delivered roughly 100 campaigns by year-end. Performance against client KPI’s remains strong across those campaigns. As was the case in Q2, we also had 2 former clients return in the third quarter.

As we have continued to message for the better part of two years, our industry is in the midst of a transformation that will impact every single aspect of how marketing has been done for generations. This transformation at its foundation is all about how our industry uses consumer identity and data for ad-targeting. This change mostly impacts the non-walled garden open web.

Apple’s latest IOS release in September included, yet again, changes that will thwart conventional identity-based advertising technology. Google has already stated they will begin disabling 3rd party cookies in Q1 of 2024 and have recently also stated they are working on IP blocking technology which they plan to release within Chrome in February of 2024. The IntentKey AI technology we have developed could not be better positioned given this series of significant technological and legislative events occurring simultaneously.

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Inuvo, Inc. Third Quarter 2023 November 10, 2023

As a solution for marketers who want to target the open web outside the walled gardens, we continue to have the best future proof offering available within the market. Our AI locates and targets audiences for any product, service or brand without identity or consumer data, it predicts just-in-time which channels and campaigns will perform so media budgets can be adjusted in real-time, it generates detailed insights that highlight the reasons why audiences are actually interested, it generates demographical information and it informs cable television buying in ways never before possible.

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Ruiz (CFO) Comments:

Thank you, Rich, and good morning everyone. I will recap our third quarter financial results.

As Rich mentioned, Inuvo reported revenue of $24.6 million for the quarter ended September 30, 2023; a 44% increase, or $7.5 million higher than the $17.1 million reported in the third quarter of the prior year; the highest quarterly revenue ever achieved by the company.

As Rich also mentioned, this year we changed our go-to-market focus to pursue indirect channels. During the year, we launched new products and enhancements directed at these Indirect Customers, and as a result, the revenue mix has changed. This year’s third quarter revenue was 88% from Indirect Customers compared to 55% last year.

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Inuvo, Inc. Third Quarter 2023 November 10, 2023

An agency customer may have multiple advertisers we can serve. Our sales team, now composed of ten team members, has contracted with approximately 40 new customers, both direct and indirect since the start of the year. We believe this momentum will give us a strong head start into next year. We expect revenue from our Indirect Customers to continue to grow and this revenue mix to persist for the remainder of the year.

Cost of revenue was $2.3 million in the third quarter of 2023 compared to $6.8 million in the same quarter last year. Cost of revenue is predominately payments to advertising platforms that provide access to supplies of advertising inventory. These advertisements are placed on behalf of our clients.

Gross profit for the third quarter ended September 30, 2023, totaled $22.3 million as compared to $10.3 million for the same period last year. Gross profit margin for the third quarter this year was 91% as compared to 60% for the same quarter last year. The change in revenue mix has had a positive impact on gross margins, where Indirect Customers generally have higher margins. We expect Inuvo’s gross margins for the remainder of the year to be in line with the results of this quarter.

Operating expenses were $23.5 million in the third quarter of 2023 compared to $14.1 million in the prior year, an increase of $9.4 million which reflects the higher marketing expenses associated with the indirect channel. The largest component of our operating expenses is marketing costs. Marketing costs were $17.6 million in the third quarter of this year compared to $8.6 million in the same quarter last year. Going forward, we expect marketing costs as a percentage of revenue to continue at a relatively similar pace.

During the quarter we settled an outstanding dispute with a large advertising network that was first reported in June of last year. We are satisfied with the settlement, and it has been recorded as an offset to marketing expenses.

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Inuvo, Inc. Third Quarter 2023 November 10, 2023

Compensation expense was $3.5 million in the third quarter this year compared to $3.2 million in the prior year due to higher employee salary cost, commissions and accrued incentive expense. Our full-time and part-time employment was 86 on September 30, 2023, compared to 92 on September 30, 2022.

General and administrative expense increased by $129 thousand in the third quarter this year, compared to the prior year, due to higher doubtful account allowance, depreciation expense and IT costs, partially offset by lower professional fees and travel & entertainment expense.

Net financing costs were $20 thousand income in the third quarter of 2023 compared to a $37 thousand expense in the same quarter last year. This year’s income is due to a decrease in utilization of our line of credit and an increase in our bank interest income.

We reported a net loss of $1.2 million or 1¢ per basic share compared to a $3.8 million net loss or 3¢ per basic share in the same quarter last year.

We had a positive EBITDA adjusted for stock-based compensation expense, and as Rich mentioned we have had positive monthly free cash flow since May. We define free cash flow as net cash used in operating activities less capitalized costs.

On September 30, 2023, we had cash and cash equivalents of $7 million, and net working capital of $1.7 million. In addition, we have a $5 million working capital line of credit which had no outstanding balance.

We maintain a simple capital structure with 138 million common shares outstanding, 6.9 million employee restricted stock units outstanding through an equity incentive plan and 107 thousand of out of the money warrants.

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Inuvo, Inc. Third Quarter 2023 November 10, 2023

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally. We had exceptionally strong year-over-year and sequential growth for the quarter, up 44% and 48% respectively. At $24.6 million of revenue for the quarter, we are now approaching the revenue run rate at which generating free cash flow becomes more typical.

Through the first nine months of the year, we have continued to make significant advancements both in the technology and the services that will be required to continue scaling our company. We also have numerous initiatives underway that provide us with a positive outlook for the future of our business.

We continue to invest in sales and awareness programs so we can capitalize on the demand associated with a changing market driven by privacy concerns from government, technology, and consumers.

The growth rate in the third quarter was significant and consequently our client support organizations are first and foremost focused on client satisfaction. As a result, we are forecasting to be up between 30-40% year-over-year in the fourth quarter of 2023.

I will now turn the call over to the operator for questions. Operator?

Richard Howe Final Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.

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